As filed with the Securities and Exchange Commission on May 19, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ELCOM INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	04-3175156

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts 02062
(Address of Principal Executive Offices, including Zip Code)

THE 2004 STOCK OPTION PLAN OF ELCOM INTERNATIONAL, INC., and
THE 2005 STOCK OPTION PLAN OF ELCOM INTERNATIONAL, INC.
(Full Title of the Plan)

John E. Halnen President and Chief Executive Officer Elcom International, Inc. 10 Oceana Way Norwood, Massachusetts 02062 (781) 440-3333	With a copy to: Douglas A. Neary, Esq. Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114 (216) 622—8200
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
	to be	Price	Offering	Registration
Title of securities to be registered	Registered (1)	per share	Price	Fee
Common Stock, par value $.01 per share	21,000,000 (2)	$0.14 (3)	$2,940,000 (3)	$314.58

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Consists of (i) 6,000,000 shares issuable under the 2004 Stock Option Plan of Elcom International, Inc.; and (ii) 15,000,000 shares issuable under the 2005 Stock Option Plan of Elcom International, Inc.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low sales prices of the registrant’s common stock as reported on the Over The Counter Bulletin Board on May 17, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
     Elcom International, Inc. (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:
1.	The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, as filed on March 31, 2006 and amended on April 21, 2006;

2.	The Company’s Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2006, as filed on May 15, 2006;

3.	The Company’s Current Report on Form 8-K, filed on April 27, 2006;

4.	The Company’s Current Report on Form 8-K, filed on April 10, 2006;

5.	The Company’s Current Report on Form 8-K, filed on March 24, 2006;

6.	The Company’s Current Report on Form 8-K, filed on March 16, 2006;

7.	The Company’s Current Report on Form 8-K, filed on March 10, 2006;

8.	The Company’s Current Report on Form 8-K, filed on March 2, 2006; and

9.	The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A (Reg. No. 00-27376), including any amendment or report filed for the purpose of updating such description;

other than the portions of such documents that, by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, other than the portions of such documents which by statute, by designation in such document or otherwise, are not deemed to be filed with the Commission or are not required to be incorporated herein by reference.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (the “DGCL”) sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 145 provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 145 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability, but in view of all the circumstances of the case, such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 145 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation may pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 145 establishes provisions for determining that a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 145 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Article SEVENTH of the Company’s Second Restated Certificate of Incorporation (the “Certificate”), provides that the directors of the Company shall incur no personal liability to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director; provided, that such director liability shall not be limited or eliminated (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
     Article EIGHTH of the Company’s Certificate provides in part that the Company shall indemnify any director or officer who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company, as a director, officer, partner, trustee, employee or agent of certain other entities, against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) actually or reasonably incurred or suffered by such person in connection with such action, suit or proceeding.
     The Company also has entered into indemnity agreements (the “Indemnity Agreements”) with its directors and executive officers that expand the protection provided to the Company’s directors and officers and are based upon sections of the DGCL and Article EIGHTH of the Company’s Certificate that recognize the validity of additional indemnity rights granted by agreement. The substantive content of the Indemnity Agreements and Article EIGHTH of the Certificate is substantially the same except that, pursuant to the Indemnity Agreements, indemnity is expressly provided for settlements in derivative actions and partial indemnification is permitted in the event that the director or executive officer is not entitled to full indemnification.
     Both the DGCL and Article EIGHTH of the Company’s Certificate provide that the Company may maintain insurance to cover losses incurred pursuant to liability of directors and officers of the Company. The Company maintains insurance policies insuring its directors and officers against certain losses incurred by them as a result of claims based upon their actions or statements (including omissions to act or to make statements) as directors and officers. The aggregate amount payable for individual directors and officers under such policies during the one-year policy term is limited to $5 million. After certain deductibles, the Company is entitled to reimbursement of up to $5 million under such policies in connection with its indemnification of directors and officers.
     The Company also maintains an insurance policy insuring those individuals who are fiduciaries, as defined by the Employee Retirement Income Security Act of 1974, under certain employee benefit plans of the Company and its subsidiaries against certain losses incurred by them as a result of claims based on their responsibilities, obligations and duties under such Act. This fiduciary policy is subject to certain deductibles and has an annual aggregate limit of $3 million.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.
     (a)    The undersigned registrant hereby undertakes:
      (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
      (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         (b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Norwood, Commonwealth of Massachusetts, on the 19th day of May, 2006.

ELCOM INTERNATIONAL, INC.
By:	/s/ John E. Halnen
John E. Halnen
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES
     We, the undersigned officers and directors of Elcom International, Inc., hereby severally constitute and appoint John E. Halnen and Laurence F. Mulhern, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Elcom International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean P. Lewis Sean P. Lewis	Chairman of the Board	May 19, 2006

/s/ John E. Halnen John E. Halnen	President and Chief Executive Officer (Principal Executive Officer)	May 19, 2006

/s/ Laurence F. Mulhern Laurence F. Mulhern	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 19, 2006

/s/ Elliott Bance Elliott Bance	Director	May 19, 2006

/s/ Justin Dignam Justin Dignam	Director	May 19, 2006

ELCOM INTERNATIONAL, INC.
EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1	Second Restated Certificate of Incorporation of the Registrant, as amended.	(1)

4.2	By-Laws of the Registrant, as amended as of November 6, 1995 and December 21,2005.	(2)

5.1	Opinion of Calfee, Halter & Griswold LLP.	(x	)

23.1	Consent of Vitale, Caturano & Company Ltd.	(x	)

23.2	Consent of Calfee, Halter & Griswold LLP (included in Exhibit 5.1).	(x	)

24.1	Power of attorney (included on the signature page of this registration statement).	(x	)

99.1	The 2004 Stock Option Plan of Elcom International, Inc.	(3)

99.2	The 2005 Stock Option Plan of Elcom International, Inc.	(4)

(x)	Filed herewith.

(1)	Previously filed with the Securities and Exchange Commission as an Exhibit to Registrant’s Annual Report on Form 10-K for the year ended December 31, 1995, and incorporated herein by reference; as an Exhibit to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference; as an Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 21, 2004 and incorporated herein by reference; and as an Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 23, 2005 and incorporated herein by reference.

(2)	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registrant’s Current Report on Form 8-K filed on December 23, 2005 and incorporated herein by reference.

(3)	Previously filed with the Securities and Exchange Commission as an Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 21, 2004 and incorporated herein by reference.

(4)	Previously filed with the Securities and Exchange Commission as an Appendix to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on May 23, 2005 and incorporated herein by reference.

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